EXHIBIT 2
SUBSCRIPTION AGREEMENT

To: Noranda Inc.

A. Subscription

1.     Brascan Corporation (the “Purchaser”) hereby subscribes for and agrees to purchase from Noranda Inc. (the “Corporation”), on the terms and conditions set forth in this Subscription Agreement, 20,000,000 common shares of the Corporation (the “Shares”) at a price per share of $12.65 (the “Subscription Amount”).

2.     The Corporation has authorized the sale and issuance of up to 47,776,000 common shares (the “Offering”), of which up to 27,776,000 may be issued to a syndicate of underwriters (collectively, the “Underwriters”) at a price of $12.65 per share pursuant to a letter agreement dated July 29, 2003 (the “Bid Letter”). The sale of the Shares pursuant to this Agreement forms part of the Offering. The Offering will be effected pursuant to a short form prospectus filed by the Corporation with the securities regulatory authorities in each of the provinces of Canada.

3.     The closing (the “Closing”) of the purchase and sale of the Shares will be held at the offices of McCarthy Tétrault LLP, Toronto Dominion Bank Tower, Toronto Dominion Center, Toronto, Ontario at 8:00 a.m. (Toronto time) on August 18, 2003 or at such other time and place upon which the Corporation and the Purchaser agree (the “Closing Date”). At the Closing, the Corporation will deliver to the Purchaser a certificate evidencing the Shares being subscribed for by the Purchaser, registered in the name of the Purchaser or in the name or names of such other person or entity resident in the Province of Ontario as may be designated by the Purchaser not less than one business day (being a day other than a Saturday, Sunday or a day on which chartered banks are not open for business in Toronto, Ontario) prior to the Closing Date, against payment to the Corporation by wire transfer of the aggregate Subscription Amount for the Shares being subscribed for hereunder.

4.     In the event that this Subscription Agreement is not accepted by the Corporation, this Subscription Agreement and any other document or funds delivered in connection herewith will be returned to the Purchaser without interest on the funds.

B. Purchaser’s Acknowledgements and Agreements

     The Purchaser acknowledges and agrees that:

(a)	this subscription may be accepted or rejected in whole or in part by the Corporation, in its sole discretion; and

(b)	except as provided under applicable securities laws, this subscription is and shall be irrevocable except that the Purchaser’s execution and delivery of this Subscription Agreement will not constitute an agreement between the Corporation and the Purchaser until this Subscription Agreement is accepted on behalf of the Corporation and, if not so accepted, the Purchaser’s subscription and the obligations of the Purchaser and the Corporation, respectively, hereunder will terminate.

C. Purchaser’s Representations, Warranties and Covenants

     By executing this Subscription Agreement, the Purchaser represents, warrants and covenants to the Corporation, on its own behalf or, if applicable, on behalf of those for whom it is contracting (which representations, warranties and covenants shall survive the Closing, and acknowledges that the Corporation is relying thereon, that:

(a)	the Purchaser is aware that applicable securities laws may impose restrictions on the resale of the Shares and of the fact that the Purchaser may not be able to resell the Shares except in accordance with applicable securities laws;

(b)	the Purchaser is capable of assessing the proposed investment as a result of its financial and investment experience or as a result of advice received from a registered person other than the Corporation or any affiliates thereof and is able to bear the economic loss of its investment;

(c)	the Purchaser is resident in the Province of Ontario and is an “accredited investor” within the meaning of Ontario Securities Commission Rule 45-501 and the purchase by and sale to the Purchaser of the Shares, and any act, solicitation, conduct or negotiation directly or indirectly in furtherance of such purchase and sale (whether with or with respect to the Purchaser or any beneficial purchaser) has occurred only in such jurisdiction;

(d)	this Subscription Agreement has been duly and validly executed and delivered by the Purchaser and has been duly authorized by the Purchaser, and, upon acceptance by the Corporation, this Subscription Agreement will constitute a legal, valid and binding contract of the Purchaser enforceable against the Purchaser, and any beneficial purchasers on whose behalf the Purchaser is acting, in accordance with its terms; and

(e)	the Purchaser will, with respect to this Subscription Agreement, execute, deliver and file or assist the Corporation in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares by the Purchaser as may be required by any securities commission, stock exchange or other regulatory authority.

D. Conditions to Closing

     The Corporation’s obligation to sell and issue Shares at the Closing is, at the option of the Corporation, subject to the fulfillment or waiver of the following conditions:

(a)	the representations made by the Purchaser herein shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date;

(b)	all covenants, agreements and conditions contained in this Subscription Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects;

(c)	the Corporation shall have obtained all necessary qualifications and receipts under applicable securities laws, or obtained exemptions therefrom, required by any province for the offer and sale of the Shares to the Purchaser;

(d)	the sale of the Shares shall not be prohibited by any law or governmental order or regulation;

(e)	all conditions precedent to the obligations of the Underwriters under the terms of the Bid Letter (or any underwriting agreement entered into by the Corporation and the Underwriters in connection with the Offering), other than the Closing, shall have been satisfied or waived by the Underwriters or the Corporation, as applicable; and

(f)	no proceeding challenging this Subscription Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

E. Notices

     Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

     To the Corporation:

181 Bay Street Suite 200 BCE Place Toronto, Ontario M5J 2T3

Fax No.: 416.982.7416 Attention: Chief Financial Officer

     To Purchaser:

181 Bay Street Suite 300 BCE Place Toronto, Ontario M5J 2T3

Fax No.: 416.363.9642 Attention: Chief Financial Officer

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

F. General

1.     Time shall, in all respects, be of the essence hereof.

2.     All references in this Subscription Agreement to money amounts are to lawful money of Canada, unless stated otherwise.

3.     The headings contained in this Subscription Agreement are for convenience only and shall not affect the meaning or interpretation hereof.

4.     The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Purchaser and the Corporation and their respective successors and assigns; provided, that, except as provided in this Subscription Agreement, this Subscription Agreement shall not be assignable by any party without the written consent of the others.

5.     This Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.     This Subscription Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Dated as of July 29,2003.

BRASCAN CORPORATION

	Per:	/s/ Brian Lawson

Name: Brian Lawson
Title: CFO

This Subscription Agreement is accepted by the Corporation as of July 29,2003

NORANDA INC.

	Per:	/s/ Michael R. Frilegh

Name: Michael R. Frilegh
Title: Vice-President, Treasurer

	Per:	/s/ Julie Galloway

Name: Julie Galloway
Title: Associate General Counsel

	Per:	/s/ Derek Pannell

Name: Derek Pannell
President and Chief Executive Officer